FOR IMMEDIATE RELEASE

For more information, contact              Lora Maurer
                                           Seragen, Inc.
                                           Phone:         508-435-2331

         SERAGEN GRANTS LICENSE OPTION TO U.S. SURGICAL
                     FOR RESTENOSIS PRODUCT
                  Program Will Be Joint Effort
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HOPKINTON, MA--July 31, 1997--Seragen, Inc. (Nasdaq:SRGN) announced today that it has entered into an agreement with U.S. Surgical Corporation (NYSE:USS) granting USS an option on worldwide rights to Seragen's DAB389EGF (EGF Fusion Protein) for restenosis following cardiovascular procedures. USS has acquired the option in exchange for an initial payment to Seragen of $5 million. Under the terms of the option, USS is entitled to acquire an exclusive license to the technology, at any time during a 15-month evaluation period, upon the payment to Seragen of an additional $5 million.

USS has agreed to fund trials associated with the development of EGF Fusion Protein for restenosis. If the option is exercised, milestone payments to Seragen by USS could amount to $22.5 million in addition to royalties upon commercial sales by USS.

"We are delighted with U.S. Surgical's strong interest in the restenosis application for our second therapeutic product," said Seragen chairman and CEO, Reed Prior.

"Our pre-clinical studies have indicated that EGF Fusion Protein may be useful in preventing and/or treating restenosis, which is the re-narrowing of the artery that occurs after angioplasty," explained Seragen president and chief technology officer, Jean Nichols, Ph.D. "U.S. Surgical and Seragen will conduct joint studies to validate the technology for this application. If these studies are successful, we believe DAB389EGF may be used in a significant number of the one million angioplasties performed each year."

Seragen is a biopharmaceutical company developing a proprietary portfolio of therapeutic products. The company's unique receptor-active fusion proteins consist of a toxin fragment genetically fused to a hormone, or growth factor, that targets specific receptors on the surface of disease-causing cells.

Seragen's principal focus to date has been on cancer and dermatology. The company's most advanced product, IL-2 Fusion Protein, is in Phase III clinical trials for cutaneous T-cell lymphoma, in collaboration with Eli Lilly and Company. Seragen is independently conducting clinical trials of the same product for psoriasis. The company's second product, EGF Fusion Protein, is currently in a Phase I/II clinical trial for non-small cell lung cancer.

Safe Harbor Information

Some of the statements contained in this document are forward-looking, including statements relating directly or by implication to Seragen's products, operations, strategic partnerships, and ability to fund its operations. These statements are based on current expectations and involve a number of uncertainties and risks, including (but not limited to) Seragen's ability to proceed with successful development, testing, and licensing of its products and Seragen's ability to enter into additional strategic partnerships and other collaborative arrangements or to raise additional capital on satisfactory terms. For further information, refer to the "Business Outlook" section in Seragen's Form 10-K as filed with the Securities and Exchange Commission. Actual results may differ materially from such expectations.